Exhibit 99.1

Enzon and Viskase Enter into Merger Agreement

Enzon and Viskase stockholders will respectively own approximately 15.9% and 84.1% of the combined company

Cranford, New Jersey and Lombard, Illinois, June 20, 2025 – Enzon Pharmaceuticals, Inc. (OTCQX: ENZN) (“Enzon” or the “Company”) and Viskase Companies, Inc. (OTC Pink Limited: VKSC) (“Viskase”) announced that they have entered into a definitive merger agreement (the “Merger Agreement”), pursuant to which Viskase will merge with and into a wholly owned subsidiary of Enzon in an all-stock transaction (the “Merger”). Following the Merger, the combined company is expected to operate under the name “Viskase Holdings, Inc.” and will trade on the “OTCQX” tier of the OTC market of the OTC Markets Group, Inc. The Chief Executive Officer of Viskase Holdings will be Timothy P. Feast, who is currently the Chief Executive Officer of Viskase.

Additional Transaction Details

The Merger Agreement has been unanimously recommended by a Special Committee of the independent directors of Enzon and a Special Committee of the independent directors of Viskase and, acting upon such recommendations, has been unanimously approved by the boards of directors of each of Enzon and Viskase.

The Merger Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, at the effective time of the Merger: (i) each share of common stock of Viskase issued and outstanding immediately prior to the Merger (other than shares held by holders that properly exercise dissenters rights and shares held in treasury) shall be automatically converted into the right to receive the number of shares of common stock of Enzon (“Enzon Common Stock”) equal to the exchange ratio as calculated under the Merger Agreement (the “Merger Consideration”); (ii) all shares of Viskase’s common stock converted into the right to receive the Merger Consideration will automatically be cancelled and will cease to exist as of the effective time of the Merger; (iii) each share of Series C Preferred Stock of Enzon (“Series C Preferred Stock”) held by affiliates of Icahn Enterprises Holdings L.P. (“IEH”) will be exchanged for Enzon Common Stock at a discount to its liquidation value based upon the 20-day VWAP of Enzon Common Stock prior to execution of the Merger Agreement; and (iv) each share of Series C Preferred Stock held by non-affiliates of IEH will have the right to be exchanged for shares of Enzon Common Stock at its liquidation value based upon the 20-day VWAP of Enzon Common Stock prior to execution of the Merger Agreement. Assuming that the Series C Preferred Stock is exchanged for Enzon Common Stock in full, upon closing of the Merger, (x) the holders of Enzon Common Stock immediately prior to the closing of the Merger are expected to own approximately 2.06% of the combined company’s common stock, (y) the holders of Series C Preferred Stock are expected to own approximately 13.84% of the combined company’s common stock, and (z) Viskase stockholders are expected to own approximately 84.1% of the combined company’s common stock, subject to certain adjustments based upon the number of shares of Series C Preferred Stock actually exchanged by non-affiliates of IEH and the amount of cash held by Enzon at the effective time of the Merger, and depending on the liquidation value of the Series C Preferred Stock at the date of closing of the Merger.

In connection with the execution and delivery of the Merger Agreement, IEH and certain of its affiliates entered into a support agreement with Enzon and Viskase, pursuant to which IEH and certain of its affiliates agreed to, subject to the terms and conditions set forth therein, (i) deliver written consents with respect to all of the issued and outstanding shares of Enzon Common Stock held by IEH and its affiliates approving the Merger and (ii) exchange each share of Series C Preferred Stock held by IEH and its affiliates for shares of Enzon Common Stock immediately prior to the closing of the Merger.

The transaction is subject to certain customary closing conditions, including the approval of Viskase’s and Enzon’s stockholders and receipt of regulatory approvals.

About Enzon Pharmaceuticals, Inc.

Enzon Pharmaceuticals, Inc., together with its subsidiary, is positioned as a public company acquisition vehicle, that has sought to become an acquisition platform.

About Viskase Companies, Inc.

Viskase Companies, Inc., together with its subsidiaries, is a producer of non-edible cellulosic, fibrous and plastic casings used to prepare and package processed meat products, and provides value-added support services relating to these products, for some of the largest global consumer product companies. Viskase operates nine manufacturing facilities in North America, Europe, South America, and Asia, and, as a result, is able to sell its products in nearly one hundred countries throughout the world.

No Offer or Solicitation

This communication is not intended to be, and shall not constitute, an offer to sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information About the Merger and Where to Find It

In connection with the proposed transactions between Enzon and Viskase, Enzon intends to file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) that will contain a consent solicitation statement and prospectus (the “Registration Statement”). The Registration Statement will include financial information regarding the combined company. This communication is not a substitute for the Registration Statement or any other documents that Enzon may file with the SEC or that Enzon or Viskase may send to their respective stockholders in connection with the transactions contemplated by the Merger Agreement. BEFORE MAKING ANY VOTING DECISION, ENZON AND VISKASE URGE INVESTORS AND STOCKHOLDERS TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ENZON, THE COMBINED COMPANY, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND RELATED MATTERS.

You may obtain free copies of the Registration Statement and all other documents filed or that will be filed with the SEC regarding the proposed transaction at the website maintained by the SEC at www.sec.gov. Once filed, the Registration Statement will be available free of charge on Enzon’s website at https://www.enzon.com. Investors and stockholders are urged to read the Registration Statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Participants in the Solicitation

Each of Enzon and Viskase and each of their respective directors and executive officers and certain of their other members of management and employees may be deemed to be participants in the solicitation of consents or proxies in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger. Information about Enzon’s directors and executive officers is included in Enzon’s Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2024, filed with the SEC on April 28, 2025, and Enzon’s definitive proxy statement for its 2024 Annual Meeting of Stockholders, filed with the SEC on August 8, 2024. Additional information regarding these persons and their interests in the transactions contemplated by the Merger Agreement, as well as information regarding Viskase’s directors and executive officers, will be included in the Registration Statement relating to the Merger Agreement and the transactions contemplated thereby, including the Merger, when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Cautionary Statements Regarding Forward-Looking Statements

Certain statements contained in this filing may be considered forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the proposed transaction involving Enzon and Viskase, the ability to consummate the proposed transaction, and the ability to quote the common stock of the combined company on the “OTCQX” tier of the OTC market of the OTC Markets Group, Inc. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (i) the risk that the conditions to the closing of the proposed transaction are not satisfied, including the failure to obtain the necessary approvals for the proposed transaction or the failure to timely or at all obtain any required regulatory clearances; (ii) uncertainties as to the timing of the consummation of the proposed transaction, including timing for satisfaction of the closing conditions, and the ability of each of Enzon and Viskase to consummate the proposed transaction; (iii) the ability of Viskase to timely deliver the financial statements required by the Merger Agreement; (iv) the possibility that other anticipated benefits of the proposed transaction will not be realized, including without limitation, anticipated revenues, expenses, earnings and other financial results, and growth and expansion of the combined company’s operations, and the anticipated tax treatment of the combination; (v) potential litigation relating to the proposed transaction that could be instituted against Enzon, Viskase or their respective officers or directors; (vi) possible disruptions from the proposed transaction that could harm Enzon’s or Viskase’s respective businesses; (vii) the ability of Viskase to retain, attract and hire key personnel; (viii) potential adverse reactions or changes to relationships with customers, employees, suppliers or other parties resulting from the announcement or completion of the proposed transaction; (ix) potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect Enzon’s or Viskase’s financial performance; (x) certain restrictions during the pendency of the proposed transaction that may impact Enzon’s or Viskase’s ability to pursue certain business opportunities or strategic transactions; (xi) the exchange ratio and relative ownership levels as of the closing of the transactions contemplated by the Merger Agreement; (xii) estimates regarding future revenue, expenses, and capital requirements following the closing of the transactions contemplated by the Merger Agreement; (xiii) legislative, regulatory and economic developments; (xiv) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, trade wars, or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors; and (xv) such other risks and uncertainties, including those that are set forth in the Registration Statement under the heading “Risk Factors”, in Enzon’s periodic public filings with the SEC, and in Viskase’s annual and quarterly reports posted to Viskase’s website. Enzon and Viskase can give no assurance that the conditions to the proposed transaction will be satisfied. Except as required by applicable law, neither Enzon, nor Viskase undertakes any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.